Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 30, 2012, with respect to the financial statements of Organovo, Inc., appearing in the Current Report on Form 8-K/A of Organovo Holdings, Inc. for the year ended December 31, 2011 and for the period from Inception (April 19, 2007) through December 31, 2011, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 13, 2012